Exhibit 99.1

Potlatch Reports Fourth Quarter and Full Year 2008 Results

SPOKANE, Wash--(BUSINESS WIRE)--February 12, 2009--Potlatch Corporation (NYSE:PCH) today reported financial results for the fourth quarter and full year ended December 31, 2008.

On December 16, 2008, Potlatch successfully completed the spin-off of its pulp-based manufacturing businesses and the Lewiston, Idaho lumber mill into a new company, Clearwater Paper Corporation. “We accomplished a major strategic objective in 2008 with the successful spin-off of Clearwater Paper in the 4th quarter. Potlatch is now clearly positioned as a 'pure play' timber REIT,” said Michael J. Covey, chairman, president and chief executive officer. The results for Clearwater Paper for the quarter and year through December 15, 2008, are shown as discontinued operations.

Q4 2008 Financial Summary

  The company recorded earnings from continuing operations for the quarter of $5.4 million, or $0.14 per diluted common share, compared to earnings of $7.5 million, or $0.19 per diluted common share for Q4 2007.
    Q4 2008 results from continuing operations included higher operating income from the Resource segment due to increased harvest levels compared to Q4 2007. Offsetting this improvement were lower earnings from the Real Estate segment primarily due to fewer acres sold in Q4 2008 versus Q4 2007, and a larger loss from the Wood Products segment.
  Including discontinued operations, we recorded a net loss of $4.3 million, or $0.11 per diluted common share, compared to earnings of $11.2 million, or $0.28 per diluted common share, for Q4 2007.
    Discontinued operations for both periods included the effects of the spin-off of the Clearwater Paper operations and the closure of our Prescott, Arkansas lumber mill. Results for Q4 2008 reflected a loss of $9.8 million related to discontinued operations compared to earnings of $3.7 million in Q4 2007.

“The Resource segment had solid results for Q4 2008, primarily due to higher harvest levels in both the southern and northern regions during the quarter. In comparing to Q4 2007, sawlog pricing was lower in both regions by approximately 16 percent, while pulpwood pricing increased slightly in the northern region and remained relatively flat in the southern region.

“The Real Estate segment had lower income in the fourth quarter compared to Q4 2007 primarily due to decreased acreage sold. Approximately 2,000 acres were sold in Q4 2008, compared to approximately 6,900 acres in Q4 2007.

“The Wood Products segment continued to experience extremely weak market conditions, with a segment operating loss of $11.4 million in Q4 2008 compared to a loss of $5.0 million in Q4 2007. Due to the continuing weak market conditions, most of our lumber mill operations were down from one to two weeks during the fourth quarter. Our Post Falls, Idaho particleboard facility was shut down for five weeks during the quarter. Most of our wood products mills continue to run at reduced production levels since the beginning of this year. We expect to experience continued weak market conditions well into 2009, and are taking steps to mitigate the losses,” concluded Mr. Covey.

2008 Full Year Financial Summary

  Earnings from continuing operations for the full year 2008 were $68.8 million, or $1.73 per diluted common share, compared to $72.3 million, or $1.84 per diluted common share for the full year 2007.
    Earnings for 2008 from continuing operations included pre-tax charges totaling $3.0 million ($1.8 million after-tax) related to settlements with the direct and indirect purchaser classes in the OSB antitrust lawsuit. Both settlements have been given final court approval.
    Earnings for 2007 from continuing operations included a $2.7 million ($2.3 million after-tax) restructuring charge for the Resource segment.
  Net earnings for the full year 2008, including discontinued operations, were $52.6 million, or $1.32 per diluted common share, compared to $56.4 million, or $1.43 per diluted common share, for the full year 2007.
    Discontinued operations for both periods included the effects of the spin-off of the Clearwater Paper operations and the closure of the Prescott, Arkansas lumber mill. For 2007, discontinued operations also reflected the sale of the company’s hybrid poplar tree farm in Boardman, Oregon. Results for full year 2008 reflected a loss of $16.2 million related to discontinued operations compared to a loss of $15.9 million for 2007.

Q4 2008 Business Performance

Resource

  Operating income for the segment was $15.9 million, compared to $10.6 million earned in Q4 2007.

Southern Region

  Fee harvest levels increased 95% in Q4 2008 compared to Q4 2007, as harvest levels in the region were reduced in Q4 2007 to avoid a buildup of log inventories, coupled with favorable logging conditions in Q4 2008. Fee harvest levels in Q4 2008 increased 21% compared to Q3 2008, due to reduced harvest levels in Q3 2008 resulting from extremely wet conditions from hurricane events.
  Sawlog pricing was lower by 16%, while pulpwood pricing remained flat in Q4 2008 compared to Q4 2007. Q4 2008 sawlog prices increased 4% when compared to Q3 2008, while pulpwood pricing remained flat.

Northern Region

  Fee harvest levels increased 12% in Q4 2008 compared to Q4 2007 due to ideal fall logging conditions in Idaho. Fee harvest levels decreased 34% compared to Q3 2008, which is seasonally the Northern region’s strongest production quarter.
  Sawlog pricing was lower by 16%, while pulpwood pricing increased 3% in Q4 2008 compared to Q4 2007. Sawlog prices were 17% lower when compared to Q3 2008, primarily due to a lower percentage of cedar sawlogs sold in Q4 2008 coupled with lower mixed sawlog pricing.

Real Estate

  Operating income for the segment was $0.3 million in Q4 2008, compared to $7.9 million in Q4 2007.
    Land sold in Q4 2008 in Arkansas, Idaho, Minnesota and Wisconsin totaled approximately 2,000 acres at an overall average price of nearly $1,440 per acre.
    Land sold in Q4 2007 totaled approximately 6,900 acres at an overall average price of approximately $1,710 per acre. More HBU/development acres were sold in 2007 than 2008.

Wood Products

  The segment reported an operating loss of $11.4 million for Q4 2008, compared to a loss of $5.0 million for Q4 2007.
    Lumber results were negatively impacted by the continued downturn in the housing market, resulting in lower net sales prices and shipments. Lower revenues were somewhat offset by lower production costs.
    Many of our mills were operating with reduced production schedules during Q4 2008.

New Credit Agreement

During the fourth quarter, Potlatch replaced its existing revolver with a new $250 million revolving credit facility. The new revolver, which is secured with a portion of the company’s Idaho timberlands, has a five-year term. “In spite of the difficult credit environment, we were successful in securing a new revolver,” concluded Mr. Covey.

Impact of Clearwater Paper Spin-off on Balance Sheet

As noted above, Potlatch successfully spun off Clearwater Paper in the fourth quarter of 2008. Although the year-end 2008 balance sheet excludes Clearwater Paper assets and liabilities, the year-end 2007 balance sheet still includes those assets and liabilities. Further, as part of the spin-off, Clearwater Paper retained the obligation to repay $100 million of credit sensitive debentures which are on Potlatch’s balance sheet. Since Potlatch is ultimately responsible for repayment of the debentures in the event Clearwater Paper fails to pay them when due, Potlatch will continue to represent the liability on its balance sheet as a current installment on long-term debt, but it is offset by a $100 million current note receivable from Clearwater Paper. Once Clearwater Paper repays the credit sensitive debentures, both the liability and the asset will be removed from Potlatch’s balance sheet.

In addition, on the Statements of Operations and Comprehensive Income (Loss), the significant "Other comprehensive loss" amounts for 2008 are primarily attributable to the negative performance of our defined benefit pension plans as a result of the steep downturn in the stock market in the fourth quarter of the year.

Dividend Distribution

During the fourth quarter, Potlatch paid a regular quarterly cash distribution on the company’s common stock of $0.51 per share. The spin-off of Clearwater Paper resulted in a common stock distribution of one share of Clearwater Paper common stock for every 3.5 shares of Potlatch common stock.

Outlook

“Looking ahead, our Resource business in the Southern region remains relatively stable, but we are experiencing downward price pressure in the Northern region as sawmills curtail production. Fortunately, our geographic diversity allows us to balance harvest levels depending on regional strengths and weaknesses. Our Real Estate business continues to operate reasonably well in this challenging economic environment. In fact, despite the economic uncertainties, we sold approximately 24,800 acres of principally pre-merchantable, non-strategic timberland in southwest Arkansas for approximately $43.3 million in early January 2009. We expect continued weakness from our Wood Products business well into 2009, but we are moving aggressively to minimize the losses,” concluded Mr. Covey.

Conference Call Information

A live Web cast and conference call will be held today, February 12, 2009, at 8 a.m. Pacific time (11 a.m. Eastern). Those interested may access the Web cast at www.potlatchcorp.com and conference call by dialing 866-393-8403 for U.S./Canada and 973-638-3465 for international. Participants will be asked to provide conference I.D. number 79903957. Supplemental materials that we will discuss during the call are available on our website.

For those unable to participate in the call, an archived recording will be available through the Potlatch Corporation website at www.potlatchcorp.com for approximately one year following the conference call. A telephone replay of the conference call will be available until February 19, 2009, by calling 800-642-1687 for U.S./Canada or 706-645-9291 for international and entering passcode number 79903957.

About Potlatch

Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.6 million acres of timberland in Arkansas, Idaho, Minnesota and Wisconsin. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation statements about future company performance, direction of markets, facility shutdowns, log pricing, future harvest levels, and efforts to minimize losses in our Wood Products segment. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company’s lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in the level of construction activity; changes in tariffs, quotas and trade agreements involving wood products; changes in demand for Potlatch’s products; changes in production and production capacity in the forest products industry; competitive pricing pressures for the company’s products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements.

Potlatch Corporation and Consolidated Subsidiaries
Statements of Operations and Comprehensive Income (Loss)
Unaudited (Dollars in thousands - except per-share amounts)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues	$93,583	$101,653	$439,957	$423,472
Costs and expenses:
Depreciation, depletion and amortization	8,127	7,836	30,153	26,516
Materials, labor and other operating expenses	78,162	72,176	300,179	271,765
Selling, general and administrative expenses	7,211	16,008	48,442	53,983
Restructuring charge	-	(38)	-	2,653
	93,500	95,982	378,774	354,917
Earnings from continuing operations before interest and taxes	83	5,671	61,183	68,555
Interest expense	(5,295)	(5,189)	(20,825)	(17,711)
Interest income	119	338	671	2,279
Earnings (loss) from continuing operations before taxes	(5,093)	820	41,029	53,123
Income tax benefit	10,519	6,691	27,813	19,208
Earnings from continuing operations	5,426	7,511	68,842	72,331
Discontinued operations:
Gain (loss) from discontinued operations (including gain (losses) on disposal of $42, $-, $(20,362) and $(35,774))	(13,031)	6,105	(24,558)	(5,501)
Income tax benefit (provision)	3,255	(2,371)	8,353	(10,398)
	(9,776)	3,734	(16,205)	(15,899)
Net earnings (loss)	$(4,350)	$11,245	$52,637	$56,432
Other comprehensive income (loss), net of tax	$(103,328)	$(702)	$(99,586)	$3,399
Comprehensive income (loss)	$(107,678)	$10,543	$(46,949)	$59,831
Earnings per common share from continuing operations:
Basic	$0.14	$0.19	$1.74	$1.85
Diluted	0.14	0.19	1.73	1.84
Earnings (loss) per common share from discontinued operations:
Basic	(0.25)	0.10	(0.41)	(0.41)
Diluted	(0.25)	0.09	(0.41)	(0.40)
Net earnings (loss) per common share:
Basic	(0.11)	0.29	1.33	1.44
Diluted	(0.11)	0.28	1.32	1.43
Average shares outstanding (in thousands):
Basic	39,598	39,220	39,474	39,094
Diluted	39,844	39,492	39,803	39,384

Certain 2007 amounts have been reclassified to conform to the 2008 presentation.

Potlatch Corporation and Consolidated Subsidiaries
Condensed Balance Sheets
Unaudited (Dollars in thousands - except per-share amounts)

	December 31,	December 31,
	2008	2007
Assets
Current assets:
Cash	$885	$9,047
Short-term investments	3,034	22,289
Receivables, net	38,750	114,260
Note receivable	100,000	-
Inventories	36,686	169,396
Deferred tax assets	11,392	14,782
Other assets	5,031	4,185
Total current assets	195,778	333,959
Land other than timberlands	3,521	8,549
Plant and equipment, at cost less accumulated depreciation	82,613	510,776
Timber, timberlands and related deposits, net	553,913	534,513
Pension assets	-	108,435
Deferred tax assets	74,653	-
Other assets	27,843	20,972

	$938,321	$1,517,204
Liabilities and Stockholders' Equity
Current liabilities:
Current installments on long-term debt	$100,410	$209
Current notes payable	129,100	110,300
Current liability for pensions and other postretirement employee benefits	13,258	21,837
Accounts payable and accrued liabilities	44,377	152,361
Total current liabilities	287,145	284,707
Long-term debt	220,927	321,301
Liability for pensions and other postretirement employee benefits	216,926	261,956
Other long-term obligations	15,089	18,923
Deferred taxes	-	51,981
Stockholders' equity	198,234	578,336

	$938,321	$1,517,204

Stockholders' equity per common share	$4.99	$14.73
Working capital	$(91,367)	$49,252
Current ratio	0.7:1	1.2:1

Highlights
Unaudited (Dollars in thousands - except per-share amounts)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Distributions per common share	$0.51	$0.51	$2.04	$1.98

Segment Information
Unaudited (Dollars in thousands)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues
Resource	$65,414	$65,410	$265,307	$296,821
Real Estate	2,879	11,781	46,077	24,116
Wood Products
Lumber	31,342	34,006	150,539	170,093
Plywood	6,852	13,346	46,213	55,309
Particleboard	2,843	4,609	17,020	19,922
Other	10,965	9,359	49,360	40,664
	52,002	61,320	263,132	285,988
	120,295	138,511	574,516	606,925
Intersegment revenues	(26,712)	(36,858)	(134,559)	(183,453)

Total consolidated revenues	$93,583	$101,653	$439,957	$423,472

Operating income (loss)
Resource	$15,906	$10,551	$76,008	$81,783
Real Estate	298	7,883	31,490	17,274
Wood Products	(11,414)	(4,974)	(13,675)	4,196
Eliminations and adjustments	(908)	3,328	(1,017)	1,348
	3,882	16,788	92,806	104,601
Corporate	(8,975)	(15,968)	(51,777)	(51,478)
Earnings (loss) from continuing operations before taxes	$(5,093)	$820	$41,029	$53,123

Certain 2007 amounts have been reclassified to conform to the 2008 presentation.

CONTACT:
Potlatch Corporation
Media
Mark Benson, 509-835-1513
or
Investors
Eric Cremers, 509-835-1521